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                                                                    EXHIBIT 23.4

                                     [LOGO]

                                  July 9, 1996

    We hereby consent to (i) the inclusion of our opinion letter to the Special Committee of the Board of Directors of Shurgard Storage Centers, Inc. ("SSCI") as Appendix D to the Proxy Statement/ Prospectus of SSCI, which is part of SSCI's Registration Statement on Form S-4, and (ii) all references made to our firm in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim we are experts for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

ALEX. BROWN & SONS INCORPORATED